                      Voting Trust Agreement

     This Voting Trust Agreement is entered into as of 11/30, 1998, by and among Putra Masagung, an individual resident of Singapore ("Mr. Masagung"), PT Gunung Agung, a limited liability corporation established under the laws of the Republic of Indonesia ("GA") (each of Mr. Masagung and GA being a "Grantor" and, collectively, the "Grantors") and Robb Evans, an individual resident of California (the "Trustee").

     WHEREAS, pursuant to approvals originally dated July 13, 1992, of the Board of Governors of the Federal Reserve System (the "Board") and the Superintendent of Banks of the State of California, Mr. Masagung is the record owner of 31,027,302 shares of the Class A Common Stock of The San Francisco Company, a Delaware Corporation ("BHC"), which itself is the owner of all of the issued and outstanding stock of the Bank of San Francisco, a California banking corporation ("Bank");

     WHEREAS, Mr. Masagung is the record and beneficial owner of 14,426,456 shares of the Class A Common Stock of BHC, constituting approximately 45% of the issued and outstanding shares of the Class A Common Stock of BHC (the "Masagung
Shares");

     WHEREAS, GA is the beneficial, but not the record, owner of 16,600,846 shares of the Class A Common Stock of BHC held of record by Mr. Masagung, constituting approximately 52% of the issued and outstanding shares of the Class A Common Stock of BHC (the "GA Shares" and, collectively with the Masagung Shares, the "Shares");

     WHEREAS, in order to resolve allegations that GA and Masagung violated the Bank Holding Company Act of 1956 (the "BHCA") or the California Financial Code, as amended (the "Financial Code") in connection with the acquisition of beneficial ownership of BHC shares by GA, but without admitting or denying any wrongdoing or liability with respect to any allegations or claims, the Grantors have agreed to place the Shares into the voting trust created by this Voting Trust Agreement;

     WHEREAS, the Trustee has consented to act as and has been appointed as the Trustee hereunder, effective upon the date of this Voting Trust Agreement and after approval thereof, and after any required regulatory approval of any change of control of BHC or Bank, by the Grantors, the Board, the California Department of Financial Institutions ("CDFI") and the Federal Deposit Insurance Corporation ("FDIC");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration it is agreed as follows:

     1.  Creation and Purpose of Voting Trust.

     (a) Subject to the terms and conditions hereof, a voting trust with respect to the Shares is hereby created and established in accordance with Section 218 of the Delaware General Corporation Law, for the purposes described above. The voting trust created hereby shall become effective upon the execution and delivery of this Voting Trust Agreement and the receipt of all required regulatory approvals (the "Effective Date"). A copy of this Voting Trust Agreement has been filed with the registered office of BHC in Delaware at CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801, as required by such Section.

     (b) The Trustee accepts the trust created by this Voting Trust Agreement, and agrees to serve as trustee hereunder, subject to the terms and conditions hereof with the express limitation that the Trustee shall have no power or authority to offer, sell or encumber the Shares or Other Voting Securities (as hereinafter defined), if any, except as expressly provided in
Section 9 hereof.

     (c) On or within 5 business days following the Effective Date, Masagung, on behalf of the Grantors, shall deposit all of the Shares with the Trustee, duly endorsed for transfer to the Trustee; and promptly thereafter, (1) the Trustee shall surrender the certificates for the Shares to BHC or its transfer agent for cancellation, and new stock certificates thereof shall promptly be issued to and registered in the name of the Trustee, as trustee under this Voting Trust Agreement with each such stock certificate bearing a legend to the effect that it is subject to this Voting Trust Agreement; and (2) the Trustee shall issue and deliver to Mr. Masagung and GA, respectively, Voting Trust Certificates, substantially in the form set fort in Section 2 hereof, in respect of the Masagung Shares and the GA Shares deposited with the Trustee.

     (d) Mr. Masagung and GA shall be the beneficiaries of the trust created by this Voting Trust Agreement, with respect to the Masagung Shares and the GA Shares, respectively.

     2. Voting Trust Certificate. The Voting Trust Certificate to be issued and delivered to each Grantor shall be in substantially the following form, the terms of which are herein incorporated by reference:

                    "VOTING TRUST CERTIFICATE


Number VTC ___________________ Shares


     THIS VOTING TRUST CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE VOTING TRUST AGREEMENT DATED AS OF ___________,1998 BETWEEN PUTRA MASAGUNG, P.T. GUNUNG AGUNG, AND
________________, AS TRUSTEE, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SAN FRANCISCO COMPANY. SUCH COPY IS OPEN TO INSPECTION DAILY DURING BUSINESS HOURS BY ANY STOCKHOLDER OF THE SAN FRANCISCO COMPANY OR ANY BENEFICIARY OF THE VOTING TRUST CREATED BY SUCH VOTING TRUST AGREEMENT.


                     Voting Trust Certificate


     THIS CERTIFIES THAT ____________ is the beneficial owner of __________ shares of the Class A Common Stock of the San
Francisco Company, a Delaware corporation (hereinafter "BHC"), deposited with the undersigned Trustee pursuant to a Voting Trust

Agreement dated as of _________, 1998, by and among Putra Masagung, P.T. Gunung Agung and Robb Evans, as Trustee, a copy of which Voting Trust Agreement is on file in the office of BHC at 550 Montgomery Street, San Francisco, California, and in the registered office BHC at CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801. The holder of this Certificate will be entitled to receive payments equal to any and all cash dividends, liquidating distributions or cash sales proceeds collected by the Trustee with respect to such number of shares, and, upon the termination of the Voting Trust Agreement, to delivery of the proceeds received from the sale of such shares, all as provided by the Voting Trust Agreement. The holder of this Certificate takes it subject to all the terms and conditions of the aforesaid Voting Trust Agreement and by acceptance of this Certificate acknowledges that receipt of the Certificate is for investment purposes and not with a view to distribution.

     IN WITNESS WHEREOF, the Trustee has signed this Certificate on __________, 19___.


                                       ___________________________________
                                       Trustee



     3. Maintenance of Records; Replacement of Voting Trust
Certificates.

     (a) The Trustee shall keep a list of the shares deposited with him, and shall also keep a record of the Voting Trust Certificates issued by him, which record shall contain the name and address of each Grantor as the holder of a Voting Trust Certificate, the number and class of shares represented by such certificate and the date when each Grantor became the owner thereof. Such list and record shall be open at all reasonable times to the inspection of each Grantor.

     (b) In case any Voting Trust Certificate shall become mutilated, lost, stolen or destroyed, the Trustee may provide for the issuance of a new Voting Trust Certificate in lieu of such lost, stolen or destroyed Voting Trust Certificate or in exchange for such mutilated Voting Trust Certificate, under such conditions with respect to indemnity and otherwise as the Trustee, in his reasonable discretion, may provide.

     4. Dividends and Distributions. The Trustee shall receive and hold, subject to the terms of this Voting Trust Agreement, all dividends and other distributions declared and paid on the Shares deposited with him hereunder. The Trustee shall distribute to Mr. Masagung and to GA all dividends and other distributions of property (except securities of BHC or Bank that have voting rights on any matter, absolute or contingent ("Other Voting Securities")) that are declared and paid on the Masagung Shares and the GA Shares, respectively, or on Other Voting Securities related thereto. Such distributions shall be made by the Trustee as soon as practicable after the receipt of the dividends or other distributions. Other Voting Securities shall be held by the Trustee for the benefit of the respective Grantor subject to the terms of this Voting Trust Agreement. The Board or the CDFI may require at any time in the future that, from such time forward, such dividends and other distributions shall not be distributed to Grantors. In the event the Trustee is prohibited by the Board or the CDFI from distributing any such dividends to a Grantor, the Trustee shall deposit such dividends in a bank selected by the Trustee.

     5. Dissolution of BHC or Bank. In the event of the dissolution or total liquidation of the BHC or the Bank, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights or property to which the holders of BHC or Bank Shares or Other Voting Securities, if any, are entitled, and shall distribute the same to the Grantors, in accordance with their respective interests, upon receipt from the Grantors and cancellation of the outstanding Voting Trust Certificates; provided, however, that any Other Voting Securities and any securities that have voting rights on any matter, absolute or contingent, as to any other insured depositary institution or holding company ("Financial Institution Voting Securities") shall remain subject to this agreement. This provision requiring retention within the voting trust of Other Voting Securities and Financial Institution Voting Securities shall not apply to the securities of any insured depository institution or holding company thereof whose shares are listed for trading on a national securities exchange or the Nasdaq National Market; provided, however, that the securities so distributed pursuant to this paragraph shall not exceed three percent of any class of voting shares outstanding for the insured depository institution or holding company thereof. Upon such distribution, all further obligations or liabilities of the Trustee to such Grantor in respect of such of such moneys, securities, rights or property so received shall cease. This Voting Trust Agreement shall terminate upon such distribution to both Grantors. Any distribution in partial liquidation of BHC or Bank shall be governed by section 4 hereof.

     6. Resignation or Removal of Trustee. (a) The Trustee may at any time resign by providing to each Grantor, the Board and the CDFI written notice of the resignation, which shall take effect sixty (60) days thereafter or upon the prior acceptance thereof, provided that such resignation will not be effective until a successor Trustee has been appointed in conformity with Section 7 hereof. The Trustee will be deemed to have given a notice of resignation if he is disabled or otherwise unable to fulfill his duties hereunder for a period of sixty (60) consecutive days. The Board and the CDFI shall be entitled to remove the Trustee at any time.

     (b) Within thirty (30) business days after the Trustee ceases to be the trustee under this Voting Trust Agreement for any reason other than voluntary resignation, the Trustee or his authorized representative will provide the Grantors a list of all parties with which he has engaged in material negotiations pursuant to Section 9 of this Voting Trust Agreement. In such event, if a definitive agreement is executed with one of such parties within one year of the Trustee's termination, and thereafter such party closes a purchase of the Shares and other Voting Securities, if any, or of the Bank, the Trustee will be paid his fee under this Voting Trust Agreement from the proceeds of such transaction.

     7. Successor Trustee. In the event of the resignation, death or removal of the Trustee, or the disability of the Trustee as provided at Section 6 hereof, the Grantors shall jointly designate a successor Trustee to fill the vacancy so occurring, subject to the prior approval of the Board and the CDFI. The rights, power and privileges of the Trustee named hereunder shall be possessed by each successor Trustee (hereinafter, the "Successor Trustee").

     8.  Voting Rights and Trustee Qualifications.

     (a) The Trustee, acting in his absolute discretion, shall have the exclusive right to vote the Shares and Other Voting Securities deposited with it hereunder or to give written consents in lieu of voting thereon, in person or by proxy at any and all meetings of the shareholders of BHC, or when such consents are given in lieu of such meetings, for whatever purpose called or held, and in any and all proceedings, whether at a meeting of the shareholders or as may be required or authorized by law, provided that the Trustee shall not alter the articles of incorporation, by-laws, management or business plans of BHC in any material respect without the prior approval of the Board and the CDFI and prior notice to the Grantors. The Trustee shall have no financial, family or business relationship with any Grantor, BHC or the Bank other than the relationships established pursuant to this Voting Trust Agreement.

     (b) The Trustee shall exercise his right to nominate and to vote to elect members of the Board of Directors of BHC in a manner wholly independent of any direct or indirect influence of the Grantors or any of their affiliates.

     (c) No person other than the Trustee shall have any voting right in respect of the Shares or Other Voting Securities so long as this Voting Trust Agreement is in effect. The Trustee shall have no beneficial interest in any such Shares, which interest shall reside with the Grantors. The Trustee shall have no financial, family or business relationship with any Grantor, BHC or the Bank other than the relationships established pursuant to this Voting Trust Agreement. The Trustee may not serve (or previously have served) as a director, officer or employee of BHC or the Bank and may not own securities of BHC.

     9.  Term and Termination.

     (a) Subject to the prior termination of this voting trust in accordance with Section 5 hereof, this voting trust shall continue in effect until the first to occur of the following: (i) the sale or disposition by merger or otherwise by the Trustee of the Shares and Other Voting Securities, if any, and the remittance to the Grantors of the proceeds thereof in accordance with this Section 9 or (ii) subject to extension in accordance with the provisions of Section 10 hereof, the date that is thirty
(30) calendar months after the Effective Date.

     (b) The Trustee shall use his reasonable best efforts to sell or otherwise dispose of the Shares and other Voting Securities, if any, or the shares of the Bank, if necessary, in such manner as the Trustee shall determine appropriate for obtaining the best price or the price instructed by the Grantors if Instructions have been issued. The Trustee shall use his reasonable best efforts to cause any prospective purchaser to offer to purchase all outstanding BHC shares. At any time prior to the date which is six months prior to the expiration of the period set forth in Section 9(a)(ii) hereof, the Grantors may direct the Trustee to sell or otherwise dispose of some or all of the Shares and Other Voting Securities, if any, in accordance with confidential written instructions which may be issued, amended or withdrawn only with the prior approval of the Board and the CDFI (the "Instructions"). The Trustee shall provide the Grantors with notice (including a copy) of any agreement in principle and of any final agreement regarding the sale of the Shares, each of which shall be subject to the approval of the Grantors. Within fifteen (15) business days of receipt of such notice, the Grantors shall each notify the Trustee whether or not they approve of the agreement in principle or final agreement.

     (c) The Grantors may bring potential purchasers to the attention of the Trustee. With the prior written consent of the Grantors, the Trustee shall be permitted to entertain offers from entities or groups in which the management of BHC or the Bank participate. The Trustee shall facilitate the due diligence of any prospective purchaser proposed by the Grantors.

     (d) In the event that six months prior to the termination of the voting trust created by this Voting Trust Agreement the Trustee has not entered into a final agreement of sale, the Trustee shall take immediate steps for the final disposition thereof, and shall comply with any instructions received from the Board and the CDFI with respect to the time and manner of disposition of the Shares and Other Voting Securities, if any, including sale at public auction. A sale under this provision shall not require the approval of the Grantors.

     (e) Upon consummation of a sale or other disposition of the Shares and Other Voting Securities, the Trustee shall pay, on behalf of GA, out of the proceeds received from the sale of the GA shares and Other Voting Securities attributable to the GA shares, a civil money penalty to the Board in the amount of $200,000, plus any profit resulting from GA's acquisition and control of the Company. For the purposes of this Voting Trust Agreement, GA's profit means the amount, if any, by which the proceeds from the sale of the GA shares and Other Voting Securities attributable to the GA shares, less the costs of sale incurred in the ordinary course, exceed $32.05 million. GA has consented to the Trustee's payment of such civil money penalty on its behalf pursuant to the Order of Prohibition and to Cease and Desist and Order of Assessment of Civil Money Penalties Issued Upon Consent (the "Order") executed by GA on 11/30, 1998. The Trustee shall remit such civil money penalty to the Board made payable to the "Board of Governors of the Federal Reserve System" and forwarded, with an executed copy of the Order, to Jennifer Johnson, Secretary of the Board, Board of Governors of the Federal Reserve System, Washington, DC 20551, who shall make remittance to the Treasury of the United States as required by statute.

     (f) Upon consummation of a sale or other disposition of the Shares and Other Voting Securities, if any, and except for the payments provided in Section 9(e) above, the Trustee shall distribute to the Grantors any monies, securities, rights or property to which the holders of the Masagung Shares and the GA shares and Other Voting securities, if any, are entitled, including the proceeds from the sale or other disposition of the Masagung Shares and the GA Shares and Other Voting Securities, if any, upon receipt and cancellation of each Grantor's outstanding Voting Trust Certificate, and upon such distribution all further obligations of the Trustee to each Grantor in respect of any monies, securities, rights or property so received and all Shares or other securities deposited hereunder shall cease; provided, however, that the Trustee shall not distribute any Other Voting Securities or Financial Institution Voting Securities which shall remain subject to this agreement and the Trustee shall have the power and obligation to sell those securities pursuant to this
Section 9. This provision requiring retention within the voting trust of Other Voting Securities and Financial Institution Voting Securities shall not apply to the securities of any insured depository institution or holding company thereof whose shares are listed for trading on a national securities exchange or the Nasdaq National Market System; provided, however, that the securities so distributed pursuant to this paragraph shall not exceed three percent of any class of voting shares outstanding for the insured depository institution or holding company thereof.

     (g) The Trustee shall report on a quarterly basis to the Board, the CDFI, the FDIC and the Grantors on the status of the Trustee's efforts to sell or otherwise dispose of the Shares and Other Voting Securities, if any.

     10. Extension of Term. The Grantors and the Trustee may not extend the duration of this Voting Trust Agreement for an additional period without the prior approval of the Board and the CDFI.

     11. Expenses of Trustee. With the prior approval of the Grantors, which shall not be unreasonably withheld, the Trustee shall have the right to employ such investment bankers, valuation experts, professional advisors and legal counsel (the "Advisors") as the Instructions may require or he may deem appropriate in the performance of his duties hereunder. The Trustee shall have the right to incur and pay the reasonable expenses, charges and fees of the Advisors. To the extent required, such charges or expenses shall be advanced by Mr. Masagung and GA, respectively, based upon the proportion which the Masagung Shares and the GA Shares bear to the Shares (hereafter, "proportionately"). Such charges or expenses attributable to the sale of BHC or Bank or the securities thereof, such as investment banker fees and expenses and legal fees and expenses attributable to the sale, shall be deducted from the sales price and borne by all selling parties in proportion to the interests sold. All other such charges or expenses, such as legal fees and expenses related to the execution of this Voting Trust Agreement, shall be borne by Mr. Masagung and GA. To facilitate the payment of expenses, charges and fees of the Trustee and the Advisors, the Grantors shall establish an account of $25,000 from which the Trustee may make such payments, provided that, with respect to the Trustee's own expenses, such payments shall be approved in advance by the Grantors. Upon the written request of the Trustee, such additional monies as may be required will be deposited in such account.

     12. Liability of Trustee. The Trustee shall not be liable by reason of any matter or thing in any way arising out of or in relation to this Voting Trust Agreement except for such loss or damage as the Grantors may suffer directly by reason of the Trustee's willful misconduct or gross negligence. The Trustee when acting hereunder shall not be required to give a bond or other security for the faithful performance of his duties as such.

     13. Indemnity, Etc.

     (a) The Trustee shall be indemnified by Mr. Masagung and GA proportionately from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing for or defending against any litigation, commenced or threatened, or any claim whatsoever) (the "Indemnified Claims") arising out of or based upon this Voting Trust Agreement or the actions or failures to act of the Trustee hereunder, except to the extent such

Indemnified Claims are caused by or result from the Trustee's willful misconduct or gross negligence (as determined by a final and unappealable order of a court of competent jurisdiction).

     (b) The Trustee shall be entitled to the prompt reimbursement by Mr. Masagung and GA proportionately for the Trustee's out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in investigating, preparing for and successfully defending against any litigation, commenced or threatened, arising out of or based upon this Voting Trust Agreement or the actions or failures to act of the Trustee hereunder; provided, however, that the Trustee shall be obligated to return any such reimbursement if it is subsequently determined by a final and unappealable order of a court of competent jurisdiction that the Trustee was grossly negligent or engaged in willful misconduct in the matter in question.

     14. Compensation for Services. At and contingent upon the closing of the sale of BHC or Bank, the Trustee shall receive from Mr. Masagung and GA proportionately the agreed fees. Mr. Masagung and GA hereby unconditionally agree to pay such fees to the Trustee, which shall be in addition to, and not in lieu of, the reimbursement of expenses provided for by Section 11 hereof or the indemnity provided in Section 13.

     15. Survival; Other Matters.

     (a) Sections 11, 12 and 13 hereof shall survive the transfer of all or any portion of the Shares or other interests, the resignation or removal of the Trustee, the termination of the voting trust created hereby and the termination of this Voting Trust Agreement.

     (b) This Voting Trust Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No successor Trustee shall be liable for any act, omission or default of any predecessor Trustee and vice versa and no successor Trustee shall have any duty to investigate any events or circumstances which may have occurred prior to its appointment.

     (c) This Voting Trust Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns. No person or entity is an intended third party beneficiary of any provision of this Voting Trust Agreement.

     16. Counterparts; Entire Agreement; Jurisdiction. This Voting Trust Agreement may be executed in counterparts and each shall be deemed to be an original. This Voting Trust Agreement (including any Instructions issued pursuant to Section 9 hereof) expresses the entire agreement between the parties and is irrevocable except as expressly provided herein. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in San Francisco, California and all actions arising out of or relating to this Agreement shall be commenced only in one of those courts.

     17. Notices. Any notice to or communication with any of Mr. Masagung, GA, the Trustee, the Board and the CDFI shall be deemed sufficiently given or made when received and shall be given in writing, and delivered in person or sent by certified mail, postage prepaid, or by private courier service or by telecopy or telex, to such person at its address set forth below or at such other address as such person may hereafter furnish in writing to the others.


                           Trustee

                           Mr. Robb Evans
                           Robb Evans & Associates
                           11450 Sheldon Street
                           Sun Valley CA 91352-1121
                           Telephone:    818-768-8100
                           Telecopier:   818-768-8802


                           with a copy to

                           Brobeck Phleger & Harrison LLP
                           Attn:  J. Michael Shepherd, Esq.
                           One Market Street
                           San Francisco CA  94105
                           Telephone:    415-442-0900
                           Telecopier:   415-442-1010


                           Mr. Masagung

                           Mr. Putra Masagung
                           c/o Guthrie GTS Limited
                           115 Amoy Street #02-00
                           Singapore 069935
                           Telephone:    65-466-2555
                           Telecopier:   65-224-9211


                           with a copy to

                           Graham & James LLP
                           Attn:  Nicholas Unkovic, Esq.
                           One Maritime Plaza, Suite 300
                           San Francisco CA 94111
                           Telephone:    415-954-0275
                           Telecopier:   415-391-2493

                           GA

                           PT Gunung Agung
                           Attn:  Mr. Lego Nirwhono
                           JL. MH. Thamrin
                           No. 55 Lantai 5
                           Jakarta 10350, Indonesia
                           Telephone:   6221-314-2007
                           Telecopier:  6221-230-1285


                           with a copy to

                           Cleary, Gottlieb, Steen & Hamilton
                           Attn:  John C. Murphy, Jr., Esq.
                           2000 Pennsylvania Avenue, N.W.
                           Washington DC 20001-1801
                           Telephone:   202-974-1580
                           Telecopier:  202-974-1999


                           Board

                           Board of Governors of the Federal Reserve System
                           Attn:  J. Virgil Mattingly, Jr., Esq.
                           General Counsel
                           20th and C Streets, N.W.
                           Washington DC 20551
                           Telephone:   202-452-3564
                           Telecopier:  202-736-5615


                           CDFI

                           California Department of Financial Institutions
                           Attn:  Ken Sayre-Peterson, Esq.
                           Staff Counsel
                           801 K Street, Suite 2124
                           Sacramento CA 95814
                           Telephone:   916-322-1570
                           Telecopier:  916-324-2011

                           FDIC

                           Federal Deposit Insurance Corporation
                           Attn:  Ms. Cathy Crail
                           25 Ecker Street, Suite 1900
                           San Francisco CA 94105
                           Telephone:   415-546-0160
                           Telecopier:  415-808-7940


     18. Governing Law. This Voting Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.


     IN WITNESS WHEREOF, the parties have hereunto set their hands and in the case of the Grantor set opposite its signature the number of Shares initially deposited by it hereunder.


       Number or Shares to be      PUTRA MASAGUNG
        deposited hereunder

         14,426,456


      Number of Shares to be       PT GUNUNG AGUNG
        deposited hereunder

        16,600,846
                                   By ______________________________
                                      Name:
                                      Title:




                                   _____________________________, as Trustee
                                      Robb Evans